INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tera Computer Company on Form S-8 of our report dated March 22, 1999, which report includes an explanatory paragraph concerning the Company's ability to continue as a going-concern, appearing in the Annual Report on Form 10-K of Tera Computer Company for the year ended December 31, 1998.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Seattle, Washington
February 11, 2000